FOR IMMEDIATE RELEASE

April 23, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW CHIEF ACCOUNTING OFFICER

Freehold, New Jersey….April 23, 2012……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced that Kevin S. Miller will be joining the Company serving as Chief Accounting Officer effective May 7, 2012. Mr. Miller, age 42, has been the Assistant Controller and Assistant Vice-President of Forest City Ratner Companies, a wholly-owned subsidiary of a publicly-held company, Forest City Enterprises, Inc., for the past 7 years. Prior to joining Forest City, Mr. Miller was an Audit Manager for 12 years at PKF O'Connor Davies, A Division of O'Connor Davies LLP.   Mr. Miller graduated from The City University of New York at The College of Staten Island with a Bachelor of Science in Accounting, and is a Certified Public Accountant.  Ms. Anna Chew will remain as the Company’s Interim Chief Financial Officer.

Michael P. Landy, COO, commented, “Kevin brings to Monmouth a wealth of real estate and public accounting experience.  He will be an integral member of Monmouth’s finance team and an asset to Monmouth’s long-term growth plans.  We look forward to working with him.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio consists of sixty-nine industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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